UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  March 11, 2011

Commission file number 2-82985 SPRINGLEAF FINANCE, INC.
(Exact name of registrant as specified in its charter)
Indiana	35-1313922
(State of Incorporation)	(I.R.S. Employer Identification No.)
601 N.W. Second Street, Evansville, IN	47708
(Address of principal executive offices)	(Zip Code)
(812) 424-8031
(Registrant’s telephone number, including area code)
American General Finance, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2011, the Board of Directors of Springleaf Finance, Inc. (formerly American General Finance, Inc.) (“SLFI”) adopted an Executive Severance Plan (“Severance Plan”) for certain employees of SLFI and its subsidiaries (the “Participants”). The Severance Plan is effective retroactive to November 30, 2010.

American International Group, Inc. (“AIG”) previously maintained a substantially similar severance plan for SLFI participants prior to the November 30, 2010 acquisition by FCFI Acquisition LLC of 80% of the outstanding shares of AGF Holding Inc., the sole stockholder of SLFI, from AIG Capital Corporation, a wholly-owned subsidiary of AIG. The Severance Plan is effective for a period of 24 months after November 30, 2010.

The following officers of SLFI and its subsidiaries are Participants in the Severance Plan: Frederick W. Geissinger, Chief Executive Officer; Donald R. Breivogel, Jr., Chief Financial Officer; Robert A. Cole, Senior Vice President; Raymond S. Brown, Senior Vice President; and George D. Roach, President of Wilmington Finance, Inc. (an indirect subsidiary of SLFI).

Eligibility for Severance.  A Participant is entitled to receive severance benefits if (1) he or she experiences a “Covered Termination,” defined in the Severance Plan to be termination other than by reason of death, disability, resignation, or termination for “Cause” or (2) the Participant resigns for “Good Reason.” “Cause” generally means the Participant’s failure to perform substantially his or her duties with SLFI or any of its subsidiaries (other than by reason of physical or mental illness), malfeasance or misconduct, knowing and material violation of applicable codes of conduct, or conviction of, or plea of guilty or no contest to, a felony or lesser crime involving fraud or dishonesty. “Good Reason” generally means a diminution in the Participant’s duties or responsibilities such that they are inconsistent in any material and adverse respect with the Participant’s then title or offices; a diminution in the Participant’s title or offices that is material and adverse to the Participant; or a material reduction in the Participant’s base salary or annual target bonus opportunity.

Severance Benefits.  If the Participant experiences a Covered Termination or resigns for Good Reason, he or she is entitled to (i) accrued wages due through the date of termination, reimbursement for unreimbursed business expenses incurred prior to the date of termination and any accrued but unused vacation pay in a lump sum, and (ii) the following severance benefits upon termination: (1) a severance amount equal to one-twelfth of the sum of the Participant’s (A) annual base salary, and (B) average annual performance-based cash bonus, if any, paid with respect to the three most recently completed calendar years, multiplied by the number of months in the severance period, with such severance amount payable over a severance period equal to one month for each year of service (subject to a minimum severance period of six months and a maximum severance period of twelve months, unless the Participant was grandfathered for a longer severance period under the prior version of the Severance Plan maintained by AIG; Mr. Geissinger was grandfathered and is entitled to 13 months severance); (2) continued health and group life insurance on the same terms as active employees during the severance period, with the severance period treated as a period of employment service for purposes of eligibility to participate in benefits under any applicable retiree health and group life insurance plans; and (3) additional age and service credits during the severance period for purposes of eligibility to participate in and benefits under any nonqualified pension plans.

Conditions to Receipt of Severance and Release.  The Participant must sign a severance and release agreement (“Release Agreement”) in order to be eligible for severance benefits, and must comply with the terms of the Release Agreement in order to continue receiving benefits. If the Participant breaches any of the provisions of the Release Agreement or it is determined that the Participant’s termination was for Cause, the Participant will no longer be eligible for payments and benefits under the Severance Plan, and the Participant will be obligated to repay all benefits received under the Severance Plan other than accrued wages, expense reimbursements, accrued but unused vacation pay and health and life insurance and pension related benefits.

Delay in Payments.  Severance payments may be delayed if required in order to comply with Internal Revenue Code section 409A.

Severance Offset and Reductions.  Participants are not obligated to obtain another job during the severance period. However, payments and other amounts due or received by a Participant from another source for services rendered during the severance period will be offset against amounts paid under the Severance Plan. If a Participant becomes eligible to receive health insurance coverage from some other source (such as another employer), any contribution to active employee health coverage by SLFI or any of its subsidiaries will end.

Unfunded Obligation.  Severance payments and benefits provided under the Severance Plan are an unfunded obligation, to be paid from the general assets of the Participant’s employer.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPRINGLEAF FINANCE, INC.
(Registrant)
Date:	March 17, 2011	By	/s/	Donald R. Breivogel, Jr.
Donald R. Breivogel, Jr.
Senior Vice President and Chief Financial Officer